FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                FORM 4                        Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_|     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)



1. Name and Address of Reporting Person*  2.Issuer Name and                                   5. Relationship of Reporting
                                          Ticker or Trading Symbol                                  Person(s) to Issuer
    ---------------------------------------------------------------------------                    (Check all applicable)
                                                                                               ---  Director      ---    10% Owner
(Last)        (First)    (Middle)         ArmisSoft Corporation (AMFT)                         ---  Officer       -X-    Other
                                                                                              (give title below) (specify below)
 PRESTON,      MICHAEL                                                                                            FORMER DIRECTOR
                                                                                                                  AND OFFICER
                                         3. Statement   4. If Amendment, Date                  -----------------------------------
                                         for Month/Year  of Original (Month/Year)
                                                                                               7.  Individual or Joint/Group Filing
                                              8/98             ----                                    (Check Applicable Line)
                                                                                                X    Form filed by one Reporting
----------------------------------------                                                             Person
                                                                                                     Form filed by More than One
               (Street)                                                                              Reporting Person
c/o
AremisSoft Corporation, 60 Bishopsgate                                                          -----------------------------------
---------------------------------------
(City)                (State)   (Zip)
---------------------------------------
London ECN 4AJ        ENGLAND





          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                               BENEFICIALLY OWNED


-----------------------------------------------------------------------------     ------------------------------------------------
1. Title  2. Transaction 3. Transaction     4. Securities Acquired (A)            5. Amount       6. Ownership    7.Nature of
of         Date          Code               or Disposed (D)(Instr.3,4,and 5)      of              Form: Direct    Indirect
Security   (Mo/Day/Yr)   (Instr. 8)                                               Securities      (D) or          Beneficial
(Inst.3)                 ----------------------------------------------------     Beneficially    Indirect(I)     Ownership
                         Code    V          Amount      (A) or (D)    Price       Owned at        (Instr.4)       (Instr.4)
                                                                                  End of Month
-----------------------------------------------------------------------------    (Instr.3 and 4)
                                                                                 -------------------------------------------------





===================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------


Title        Conversion   Transaction  Transaction   Nature of    Date Exercisable Title      Price  Number   Ownersip    Nature of
of           of           Date         Code          Derivative   and  Expiration  and        of     of       Form of     Indirect
Derivative   Exercise     (Mo/Day/Yr)  (Instr. 8)    Securities   Date(Mo/Day/Year)Amount     Deriv- Deriv-   Derivative  Beneficial
Security     Price of                                Aquired(A)                    of         ative  ative    Security:   Ownership
(Instr. 3)   Derivative                              Disposed                      Underlying Secur- Securi-  Direct (D)  (Instr.4)
             Security                                of (D)                        Securities ity    ties     or Indirect
                                                     (Instr. 3,                    (Instr.           Benefic- (I)(Instr4)
                                                     4 and 5)                      3 and 4)          ally
                                                                                                     owned
                                       ------------------------------------------------------------- at end
                                       Code   V      (A)     (D)  Date     Expir-   Title  Amount    of month
                                                                  Exercis- ation                     (Instr.4)
                                                                  able     Date
-----------------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:







 **Intentional misstatements or omissions of facts constitute Federal Criminal
                                  Violations.
    MICHAEL PRESTON                                   10/98
   ----------------                                                 -----
 **Signature of Reporting Person                                    Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.